Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ENTERPRISE PRODUCTS PARTNERS L.P.,

ENTERPRISE PRODUCTS HOLDINGS LLC,

EPOT MERGERCO LLC

AND

OILTANKING PARTNERS, L.P.

AND

OTLP GP, LLC

DATED AS OF NOVEMBER 11, 2014

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2014 (this “Agreement”), is entered into by and among Enterprise Products Partners L.P., a Delaware limited partnership (“Partners”), Enterprise Products Holdings LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), EPOT MergerCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Partners (“MergerCo”), Oiltanking Partners, L.P., a Delaware limited partnership (“OILT”), and OTLP GP, LLC, a Delaware limited liability company and the general partner of OILT (“OTLP GP”).

WITNESSETH:

WHEREAS, the OTLP GP Conflicts Committee (as defined herein) has, following approval by the sole member of OTLP GP of this Agreement and the transactions contemplated hereby, (a) determined that this Agreement and the business combination provided for herein pursuant to which OILT will, subject to the terms and conditions set forth herein, merge with MergerCo, with OILT as the surviving entity (the “Merger”), such that following the Merger, OTLP GP will remain the sole general partner of OILT, and Partners will become (and thereafter Partners and its Subsidiaries will continue as) the limited partners of OILT, are fair and reasonable to and in the best interests of OILT and the OILT Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the OILT Merger Transactions (as defined herein) and (c) recommended that the OTLP GP Board (as defined herein) approve this Agreement and the OILT Merger Transactions (as defined herein); and

WHEREAS, the OTLP GP Board (as defined herein) has, following receipt of the recommendation of the OTLP GP Conflicts Committee, (a) determined that this Agreement and the Merger are fair and reasonable to and in the best interests of OILT and the holders of OILT Common Units and (b) approved this Agreement and the transactions contemplated hereby, including the OILT Merger Transactions (as defined herein); and

WHEREAS, the Partners GP Board of Directors has determined that the Merger is fair and reasonable to and in the best interests of Partners; and

WHEREAS, Partners and OILT have required, as a condition to their willingness to enter into this Agreement, that the OILT Current Affiliate Unitholder (as defined herein), simultaneously herewith enters into a Support Agreement, dated as of the date hereof (the “Support Agreement”), pursuant to which, among other things, the OILT Current Affiliate Unitholder agrees to support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any proposal or offer from or by any Person other than Partners, Partners GP and MergerCo relating to: (a) any direct or indirect acquisition of (i) more than 25% of the assets of OILT and its Subsidiaries, taken as a whole, (ii) more than 25% of the outstanding equity securities of OILT or (iii) a business or businesses that constitute more than 25% of the cash flow, net revenues or net income of OILT and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 25% of the outstanding equity securities of OILT; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving OILT, other than the Merger.

“Action” shall have the meaning set forth in Section 6.11(a).

“Additional Limited Partner” shall have the meaning given such term in the Partners Partnership Agreement.

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Average Closing Price” shall mean, as of any date, the average of the closing sale price of a Partners Common Unit as reported on the NYSE Composite Transactions Reporting System for the 10 consecutive NYSE full trading days (in which such Partners Common Units are traded on the NYSE) ending at the close of trading on the NYSE full trading day immediately preceding such date.

“Book-Entry Units” shall have the meaning set forth in Section 3.2.

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“Certificate” shall have the meaning set forth in Section 3.2.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Claim” shall have the meaning set forth in Section 6.11(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” shall mean all “employee benefit plans” as defined in ERISA Section 3(3) and all other compensation, benefit, bonus, vacation, deferred compensation, pension, retirement, termination, retention, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit, unit-based and unit option plans, employment, consulting or severance contracts, medical, dental, disability, health and life insurance plans, other employee benefit, welfare benefit and fringe benefit plans, contracts, policies, understandings or arrangements and any applicable “change of control” or similar provisions in any plan, contract, policy, understanding or arrangement, that compensates or benefits, or is designed on intended to compensate or benefit, officers, former officers, employees, former employees, directors, former directors, independent contractors, former independent contractors, or the dependents or beneficiaries of any of the foregoing.

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.6, as determined by OILT in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one year, (b) provide that all non-public information pertaining to OILT and/or Partners be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Partners is a third-party beneficiary with respect to any breach thereof relating to information relating to Partners.

“Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“EPCO” shall mean Enterprise Products Company, a Texas corporation.

“EPO” shall mean Enterprise Products Operating LLC, a Texas limited liability company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that is or at any relevant time was required to be treated as a single employer with OILT pursuant to Section 414 of the Code.

“Environmental Law” shall mean any Law relating to occupational health and safety, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean BNY Mellon Shareowners Services or any other entity as may be selected by Partners subject to the reasonable approval of OILT.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(d).

“Expenses” shall mean all reasonable, documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the OILT Unitholder Approval, and all other matters, including costs and expenses of litigation, related to the transactions contemplated by this Agreement.

“Governmental Authority” shall mean any national, state, local, county, tribal, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Partners or OILT, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Materials” shall mean any toxic or hazardous waste, pollutants or substances, including asbestos-containing materials, polychlorinated biphenyls, petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a “hazardous substance,” “toxic substance,” “toxic pollutant,” or similarly identified substance or mixture, that causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Indebtedness” of any Person shall mean (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property of such Person), (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (c) any indebtedness of others secured by a Lien on any property of such Person, whether or not the respective indebtedness so secured has been assumed by it, (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (e) obligations of such Person in respect of surety bonds or similar instruments, (f) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. generally accepted accounting principles, and (g) indebtedness of others as described in clauses (a) through (f) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable; provided, that Indebtedness shall not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Expenses” shall have the meaning set forth in Section 6.11(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“Indemnitees” shall have the meaning set forth in the OILT Existing Partnership Agreement.

“Knowledge” shall mean, with respect to any party, the actual knowledge of the directors and officers of such party.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, administrative interpretation, writ, injunction, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Material Adverse Effect” shall mean, with respect to either Partners or OILT, any effect that (x) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of OILT and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of Partners or OILT, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the petroleum product transportation, terminalling, storage and distribution industry generally (including the price of petroleum products and the costs associated with the transportation, terminalling, storage and distribution thereof), or in any region in which Partners or OILT, respectively, operates, (b) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States of America or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Partners or OILT, respectively, to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (but not the underlying causes of any such failure), (f) changes in the market price or trading volume of OILT Common Units or Partners Common Units, respectively (but not any effect underlying any decrease that would otherwise constitute a Material Adverse Effect), or (g) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by either party with the provisions of this Agreement; provided, that, in the case of clause (a), (b), (c) or (d), the impact on Partners or OILT, respectively, is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(d).

“MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.

“New Common Unit Issuance” shall mean the issuance of the New Common Units as part of the Merger Consideration pursuant to this Agreement.

“New Common Units” shall have the meaning set forth in Section 3.1(d).

“Non-Recourse Party” shall have the meaning set forth in Section 9.14.

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(b).

“NYSE” shall mean the New York Stock Exchange.

“OILT” shall have the meaning set forth in the introductory paragraph to this Agreement.

“OILT Certificate of Limited Partnership” shall mean the certificate of limited partnership of OILT as filed with the Secretary of State of the State of Delaware on March 15, 2011.

“OILT Change in Recommendation” shall have the meaning set forth in Section 6.6(b).

“OILT Common Units” shall mean the common units representing limited partner interests of OILT having the rights and obligations specified with respect to “Common Units” as set forth in the OILT Existing Partnership Agreement.

“OILT Current Affiliate Unitholder” shall have the meaning set forth in Section 3.1(f).

“OILT Existing Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of OILT, dated as of July 19, 2011, as amended by Amendment No. 1, dated as of July 14, 2014, and as may be further amended from time to time.

“OILT IDR” shall mean the limited partner interests in OILT having the rights and obligations specified with respect to “Incentive Distribution Rights” in the OILT Existing Partnership Agreement.

“OILT Material Contracts” shall have the meaning set forth in Section 5.2(j)(i).

“OILT Meeting” shall have the meaning set forth in Section 5.2(d)(iii).

“OILT Merger Transactions” shall have the meaning set forth in Section 5.2(d)(iii).

“OILT Parties” shall mean OTLP GP and OILT.

“OILT Public Common Units” shall mean OILT Common Units held by OILT Unitholders other than the OILT Current Affiliate Unitholder.

“OILT Recommendation” shall have the meaning set forth in Section 6.2.

“OILT Subordinated Units” shall mean the subordinated units representing limited partner interests of OILT having the rights and obligations specified with respect to “Subordinated Units” as set forth in the OILT Existing Partnership Agreement.

“OILT Unaffiliated Unitholders” shall mean the unitholders of OILT excluding (i) Partners and its Affiliates (including EPO as an Affiliate of Partners), (ii) OILT and its Subsidiaries and (iii) directors and executive officers of OTLP GP.

“OILT Unit Majority” shall mean a “Unit Majority” as defined in the OILT Existing Partnership Agreement.

“OILT Unitholder Approval” shall mean the affirmative vote or consent of holders (as of the record date for the OILT Meeting) of a majority of the Outstanding (as defined in the OILT Existing Partnership Agreement) OILT Common Units; provided, that if the Subordination Period (as defined in the OILT Existing Partnership Agreement) remains in effect (as of the record date for the OILT Meeting), OILT Unitholder Approval shall mean at least a majority of the Outstanding (as defined in the OILT Existing Partnership Agreement) OILT Common Units (excluding OILT Common Units owned by the OTLP GP and its Affiliates), voting as a class, and at least a majority of the Outstanding (as defined in the OILT Existing Partnership Agreement) OILT Subordinated Units, voting as a class.

“OILT Unitholders” shall mean the holders of Outstanding (as defined in the OILT Existing Partnership Agreement) OILT Common Units.

“Other Parties” shall mean, with respect to the OILT Parties, the Partners Parties, and with respect to the Partners Parties, the OILT Parties.

“OTLP GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“OTLP GP Board” shall mean the Board of Directors of OTLP GP.

“OTLP GP Certificate of Formation” shall mean the certificate of formation of OTLP GP as filed with the Secretary of State of the State of Delaware on March 15, 2011.

“OTLP GP Conflicts Committee” shall mean the Conflicts Committee of the OTLP GP Board.

“OTLP GP Existing LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of OTLP GP, dated as of October 1, 2014, as amended from time to time.

“Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners Acquisition Proposal” shall mean any proposal or offer from or by any Person other than OILT and its Subsidiaries relating to: (a) any direct or indirect acquisition of (i) more than 50% of the assets of Partners and its Subsidiaries, taken as a whole, (ii) more than 50% of the outstanding equity securities of Partners or (iii) a business or businesses that constitute more than 50% of the cash flow, net revenues or net income of Partners and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of Partners; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Partners other than the Merger.

“Partners Audit Committee” shall mean the Audit and Conflicts Committee of the Partners GP Board.

“Partners Certificate of Limited Partnership” shall mean the certificate of limited partnership of Partners as filed with the Secretary of State of the State of Delaware on April 9, 1998.

“Partners Common Units” shall mean the common units representing limited partner interests in Partners having the rights and obligations specified with respect to “Common Units” in the Partners Partnership Agreement.

“Partners Disclosure Schedule” shall mean the Disclosure Schedule delivered by Partners pursuant to Section 5.1.

“Partners General Partner Interest” shall mean the “General Partner Interest” as defined in the Partners Partnership Agreement.

“Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners GP Board” shall mean the Board of Directors of Partners GP.

“Partners GP Certificate of Formation” shall mean the certificate of formation of Partners GP as filed with the Secretary of State of the State of Delaware on April 9, 1998.

“Partners GP LLC Agreement” shall mean the Fifth Amended and Restated Limited Liability Company Agreement of Partners GP, dated effective as of September 7, 2011, and as may be further amended from time to time.

“Partners Material Contract” shall have the meaning set forth in Section 5.2(j)(i).

“Partners Merger Transactions” shall have the meaning set forth in Section 5.2(d)(ii).

“Partners Parties” shall mean Partners GP, Partners and MergerCo.

“Partners Partnership Agreement” shall mean the Sixth Amended and Restated Agreement of Limited Partnership of Partners, dated as of November 22, 2010, amended by Amendment No. 1, dated effective as of August 11, 2011, and as may be further amended from time to time.

“Partners Unaffiliated Unitholders” shall mean the holders of Partners Common Units other than Partners GP and its Affiliates, officers and directors.

“Permit” shall mean all franchises, licenses, certificates, determinations, permits, and other authorizations, approvals, waivers, registrations, consents, orders and approvals from any Governmental Authority.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.2(f).

“Receiving Party” shall have the meaning set forth in Section 6.6(a).

“Registration Statement” shall have the meaning set forth in Section 5.2(f).

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this sentence.

“Rights of Way” shall have the meaning set forth in Section 5.2(p).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.2(g).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Partners and Partners GP, OTLP GP and its Subsidiaries (including, for the sake of clarity, OILT) shall not be deemed to be Subsidiaries of Partners or Partners GP (unless otherwise specifically provided in this Agreement).

“Superior Proposal” shall mean any bona fide Acquisition Proposal (except that reference to 25% within the definition of “Acquisition Proposal” shall be replaced by 50%) made by a third party on terms that the OTLP GP Conflicts Committee determines, in its good faith judgment and after consulting with its or OILT financial advisors and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) to be more favorable to the holders of OILT Common Units, from a financial point of view, than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by Partners to amend the terms of this Agreement made in accordance with Section 6.6(b)) and (ii) is reasonably likely to be consummated and, if a cash transaction in whole or in part, has financing that is fully committed or reasonably determined to be available by the OTLP GP Conflicts Committee.

“Support Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Assignment Agreement” shall mean that certain Assignment Agreement, dated as of October 1, 2014, by and among Partners, Oiltanking Holding Americas, Inc. and OILT.

“Tax Returns” shall have the meaning set forth in Section 5.2(l)(i).

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Sharing Agreement” shall mean that certain Tax Sharing Agreement, dated effective as of October 1, 2014, by and among Partners and OILT.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

Section 1.2 Interpretation. A reference to an Article, Section, Exhibit or Schedule means an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document that amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person and its successors and permitted assigns.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into OILT, the separate existence of MergerCo shall cease and OILT shall survive and continue to exist as a Delaware limited partnership (OILT, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that immediately following the Merger, OTLP GP will continue to be the sole general partner of OILT and Partners or its Subsidiaries will be the sole limited partners of OILT.

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) OILT Certificate of Limited Partnership and OILT Agreement of Limited Partnership. At the Effective Time, the OILT Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the OILT Existing Partnership Agreement shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 2.2 Closing. Subject to (i) the satisfaction or waiver of the conditions set forth in Article VII and (ii) this Agreement not having theretofore terminated pursuant to its terms, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 at 10:00 a.m. Houston time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Partners, Partners GP, OTLP GP, OILT, any holder of OILT Common Units, any holder of Partners Common Units or any other Person:

(a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be cancelled and no consideration received therefor.

(b) The general partner interest in OILT issued and outstanding immediately prior to the Effective Time shall remain outstanding in the Surviving Entity in the form as set forth in the OILT Existing Partnership Agreement and no consideration shall be delivered to OTLP GP in respect thereof, and OTLP GP, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the OILT Existing Partnership Agreement.

(c) The OILT IDRs outstanding immediately prior to the Effective Time, which are owned by OTLP GP, shall remain outstanding as OILT IDRs of the Surviving Entity, and no consideration shall be delivered to OTLP GP in respect thereof.

(d) Each OILT Public Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.30 Partners Common Units (such ratio, the “Exchange Ratio,” and such amount of Partners Common Units, the “Merger Consideration”) which Partners Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Partnership Agreement, as applicable, fully paid (to the extent required under the Partners Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such Partners Common Units described in this Section 3.1(d) shall be referred to herein as the “New Common Units”).

(e) Partners agrees that at the Effective Time, Partners shall be automatically bound by the OILT Existing Partnership Agreement, and Partners shall be admitted as a limited partner of the Surviving Entity and issued a number of OILT Common Units equal to the number of OILT Public Common Units issued and outstanding immediately prior to the Effective Time pursuant to the OILT Existing Partnership Agreement.

(f) The limited partner interest in OILT issued and outstanding immediately prior to the Effective Time and held by Partners and its Subsidiaries (including EPO) (the “OILT Current Affiliate Unitholder”) shall remain outstanding in the Surviving Entity as set forth in the OILT Existing Partnership Agreement, and the OILT Current Affiliate Unitholder shall continue as a limited partner of the Surviving Entity, and no consideration shall be delivered to the OILT Current Affiliate Unitholder in respect thereof.

(g) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all OILT Common Units owned by OILT or its Subsidiaries (if any) shall automatically be cancelled and no consideration shall be delivered in respect thereof.

Section 3.2 Rights As Unitholders; Unit Transfers. At the Effective Time, each holder of a certificate representing OILT Public Common Units (a “Certificate”) and each holder of non-certificated OILT Public Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of OILT and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, and the right to be admitted as an Additional Limited Partner in connection therewith, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(e) and (c) any distributions in accordance with Section 3.3(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3. In addition, to the extent applicable, holders of OILT Common Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such OILT Common Units with a record date occurring prior to the Effective Time that may have been declared or made by OILT with respect to such OILT Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. At the Effective Time, the unit transfer books of OILT shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of OILT with respect to OILT Common Units.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. Promptly after the Effective Time, Partners shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of OILT Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III. Partners agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2 and Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(e), in each case without interest. Any cash and New Common Units deposited with the Exchange Agent (including as payment for any fractional New Common Units in accordance with Section 3.3(e) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for OILT Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.2, 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Partners shall instruct the Exchange Agent to mail to each record holder of OILT Public Common Units as of the Effective Time (i) a letter of transmittal (which shall specify that in respect of certificated OILT Common Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by Partners and OILT prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of OILT Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder who held OILT Public Common Units immediately prior to the Effective Time shall be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (a) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all OILT Public Common Units then held by such holder) and (b) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.3(e) and distributions pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of OILT Public Common Units that is not registered in the transfer records of OILT, the Merger Consideration payable in respect of such OILT Public Common Units may be paid to a transferee, if the Certificate representing such OILT Public Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry OILT Public Common Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such OILT Public Common Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of OILT Public Common Units and any cash or distributions to which such holder is entitled pursuant to Section 3.2 and Section 3.3.

(c) Distributions with Respect to Unexchanged OILT Common Units. No distributions declared or made with respect to Partners Common Units with a record date after the Effective Time shall be paid to the holder of any OILT Common Units with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units shall be paid to any such holder, in each case until such holder shall have delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(e) and an amount in cash equal to any Partners distributions with a record date after the Effective Time and a payment date prior to such compliance with Section 3.3(b) payable with respect to such New Common Units, and (ii) on the appropriate payment date with respect thereto, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such New Common Units.

(d) Further Rights in OILT Common Units. The Merger Consideration issued upon conversion of an OILT Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(c) or Section 3.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such OILT Common Unit.

(e) Fractional New Common Units. No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same shall be issued upon the surrender of OILT Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units. Notwithstanding any other provision of this Agreement, each holder of OILT Common Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all OILT Common Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, if any, the Exchange Agent shall so notify Partners, and Partners shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests, if any, subject to and in accordance with the terms hereof. To the extent applicable, each holder of OILT Common Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional New Common Units in the Merger as a sale of a portion of the holder’s OILT Common Units to Partners consistent with Treasury Regulation Section 1.708-1(c)(4).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting New Common Units or cash that remains undistributed to the holders of OILT Common Units after 180 days following the Effective Time shall be delivered to Partners upon demand by Partners and, from and after such delivery, any former holders of OILT Common Units who have not theretofore complied with this Article III shall thereafter look only to Partners for the Merger Consideration payable in respect of such OILT Common Units, any distributions with respect to OILT Common Units to which they are entitled pursuant to Section 3.2, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of OILT Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Partners, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability. To the fullest extent permitted by Law, none of OTLP GP, Partners, OILT, or the Surviving Entity shall be liable to any holder of OILT Common Units for any Partners Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Partners, the posting by such Person of a bond, in such reasonable amount as Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of OILT Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2 and Section 3.3.

(i) Withholding. Each of Partners, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of OILT Common Units such amounts as Partners, the Surviving Entity or the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld by Partners, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of OILT Common Units in respect of whom such deduction and withholding was made by Partners, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry and Admission of Holders of New Common Units as Additional Limited Partners of Partners. All New Common Units to be issued in the Merger shall be issued in book-entry form, without physical certificates. Upon the issuance of New Common Units to the holders of OILT Common Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.4 of the Partners Partnership Agreement, which requirements may be satisfied by each holder of OILT Common Units by the execution and delivery by such holder of a completed and executed letter of transmittal, (i) such holder shall be deemed to have made a capital contribution to Partners in accordance with the Partners Partnership Agreement and (ii) Partners GP shall be deemed to have automatically consented to the admission of such holder as a limited partner of Partners in respect of its New Common Units and shall reflect such admission on the books and records of Partners.

(k) Investment of the Exchange Fund. Partners shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by Partners on a daily basis; provided that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to OILT Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments shall be paid promptly to Partners.

Section 3.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, unit distributions, combinations or exchange of units with respect to, or Rights in respect of, OILT Common Units or Partners Common Units (in each case, as permitted pursuant to Section 4.3), the number of New Common Units to be issued in the Merger and the Average Closing Price of Partners Common Units will be correspondingly adjusted to provide to the holders of OILT Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 3.5 Treatment of OILT Equity-Based Awards. As of the date of this Agreement, there are no outstanding unvested restricted OILT Common Units, and there are no outstanding unit appreciation rights or options or other awards issued under the OILT Partners, L.P. Long-Term Incentive Plan, as it may be further amended from time to time.

Section 3.6 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.7 Tax Characterization of Merger. OILT and Partners each acknowledges and agrees that for federal income Tax purposes the exchange of OILT Public Common Units for New Common Units pursuant to the Merger shall qualify as an exchange to which Section 721(a) of the Code applies. Each of OILT and Partners agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing qualification and treatment and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

ARTICLE IV

ACTIONS PENDING MERGER

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, (a) without the prior written consent of the Partners GP Board (which consent shall not be unreasonably withheld, delayed or conditioned), each of OILT and OTLP GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the OTLP GP Board and the OTLP GP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), each of Partners and Partners GP will not, and will cause each of its Subsidiaries not to:

Section 4.1 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect.

Section 4.2 Equity. (a) In the case of OILT and its Subsidiaries, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee Rights; and (b) in the case of Partners, take any action described in clause (i), (ii) or (iii) above which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

Section 4.3 Equity Changes. Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or in the case of OILT and its Subsidiaries, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership or other equity interests or Rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

Section 4.4 Acquisitions and Dispositions. (a) In the case of OILT and its Subsidiaries, (i) sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than in the ordinary course of business, including distributions permitted under Section 4.5, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity; and (b) in the case of Partners and its Subsidiaries, (i) merge, consolidate or enter into any other business combination transaction with any Person or (ii) make any acquisition or disposition, in each case with respect to subclause (i) and (ii) of clause (b) of this sentence, that would reasonably be expected to have a Material Adverse Effect.

Section 4.5 Distributions. Make or declare dividends or distributions to the holders of OILT Common Units or Partners Common Units, as applicable, that are special or extraordinary distributions or that are in a cash amount in excess of the most recently declared distributions, other than regular quarterly cash distributions or increases made pursuant to applicable OTLP GP Board or Partners GP Board approvals in accordance with past practices.

Section 4.6 Amendments. (a) In the case of OTLP GP and OILT, amend the OILT Existing Partnership Agreement other than in accordance with this Agreement; and (b) in the case of Partners, amend the Partners Partnership Agreement other than in accordance with this Agreement.

Section 4.7 Material Contracts. (a) In the case of OILT and its Subsidiaries, enter into any OILT Material Contract or modify, amend, terminate or assign, or waive or assign any rights under any OILT Material Contract in any material respect in a manner that is adverse to Partners and its Subsidiaries, taken as a whole, or that could prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Termination Date (or any extension thereof); and (b) in the case of Partners and its Subsidiaries, enter into any Partners Material Contract, or modify, amend, terminate or assign, or waive or assign any rights under any Partners Material Contract, in either case in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 4.8 Litigation. Waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.9 Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or U.S. generally accepted accounting principles.

Section 4.10 Insurance. Fail to use commercially reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

Section 4.11 Taxes.

(a) Change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(b) Settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

(c) Change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.

Section 4.12 Employee Benefit Plans. In the case of OILT and its Subsidiaries, (a) adopt, enter into, amend, become liable with respect to or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Compensation and Benefit Plan, (b) grant any severance or termination pay to any officer or director of OILT or any of its Subsidiaries or (c) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of OILT or any of its Subsidiaries or any of their dependents or beneficiaries.

Section 4.13 Debt, Capital Expenditures and the Like. (a) In the case of OILT and its Subsidiaries, other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under revolving credit facilities existing as of the date hereof, (ii) enter into any material lease (whether operating or capital), (iii) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (iv) make or commit to make any material capital expenditures unrelated to OILT’s existing contracts with Partners other than such capital expenditures as are (A) contemplated in OILT’s 2014 capital budget or (B) required on an emergency basis or for the safety of persons or the environment; and (b) in the case of Partners, take any action described in clauses (i), (ii), (iii) or (iv) above which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

Section 4.14 No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

Section 4.15 Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.14.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Disclosure Schedule. On or prior to the date hereof, Partners has delivered to OILT and OILT has delivered to Partners a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

Section 5.2 Representations and Warranties. Subject to Section 5.1 and except as set forth in its Disclosure Schedule or (other than with respect to Sections 5.2(a) and (b)) as set forth in its SEC Documents filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), OILT hereby represents and warrants to Partners with respect to OILT and OTLP GP (and to the extent necessary with respect to any representations by OILT herein, OTLP GP also represents and warrants to Partners), and Partners and MergerCo hereby represent and warrant to OILT with respect to themselves and Partners GP (and to the extent necessary with respect to any representations by Partners and MergerCo herein, Partners GP also represents and warrants to OILT), to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

(a) Organization, General Authority and Standing. Such party is a limited partnership or limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Such party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect on either Partners or OILT.

(b) Capitalization.

(i) In the case of OILT, as of the date hereof, there are 44,228,692 OILT Common Units and 38,899,802 OILT Subordinated Units issued and outstanding, and all such OILT Common Units and OILT Subordinated Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the OILT Existing Partnership Agreement and are fully paid (to the extent required under the OILT Existing Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, OTLP GP is the sole general partner of OILT owning a 2.0% general partner interest in OILT, and such general partner interest was duly authorized and validly issued in accordance with the OILT Existing Partnership Agreement.

(ii) In the case of Partners, as of November 10, 2014, there are 1,937,341,313 Partners Common Units issued and outstanding, and all of such Partners Common Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partners Partnership Agreement and are fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Partners GP is the sole general partner of Partners owning a non-economic Partners General Partner Interest, and such Partners General Partner Interest was duly authorized and validly issued in accordance with the Partners Partnership Agreement. The New Common Units to be issued in accordance with this Agreement will be duly authorized and validly issued in accordance with the Partners Partnership Agreement and will be fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(iii) As of the date hereof, except as set forth above in this Section 5.2(b) and in Schedule 5.2(b) of a party’s Disclosure Schedule, (A) there are no partnership interests or other equity securities of such party or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of such person (or the general partner of such person) or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(iv) The number of Partners Common Units that are issuable by Partners upon exercise of any employee or director options or other rights of any employee, director or other Person to purchase Partners Common Units as of the date hereof are set forth in Schedule 5.2(b) of Partners Disclosure Schedule.

(c) Equity Interests in Other Entities.

(i) In the case of the representations and warranties of OILT, other than ownership of its Subsidiaries, OILT does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. Except as set forth in its SEC Documents, OILT owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

(d) Power, Authority and Approvals of Transactions; OTLP GP Special Approval and Board Recommendations.

(i) Such party has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to OILT Unitholder Approval in the case of OILT, to consummate the transactions contemplated hereby. Subject to OILT Unitholder Approval in the case of OILT, this Agreement and the transactions contemplated hereby have been authorized by all necessary (limited partnership or limited liability company, as applicable) action by such party. This Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement of such party (assuming the due execution and delivery of this Agreement by, or with respect to, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(ii) The Partners GP Board has determined that this Agreement and the transactions contemplated hereby, including the Merger and the New Common Unit Issuance (collectively, the “Partners Merger Transactions”) are fair and reasonable to, and in the best interests of, Partners, and has approved this Agreement and the Partners Merger Transactions.

(iii) The OTLP GP Board has delegated to the OTLP GP Conflicts Committee the power and authority to consider, review, evaluate, analyze, negotiate and approve, and, if so approved, to determine whether to recommend that the OTLP GP Board approve, the terms and conditions of this Agreement and the transactions contemplated hereby including the OILT Merger Transactions (as defined below). The OTLP GP Conflicts Committee has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger (the “OILT Merger Transactions”), are fair and reasonable to and in the best interests of OILT and the OILT Unaffiliated Unitholders, has approved this Agreement, the execution, delivery and performance of this Agreement and the OILT Merger Transactions, and such approval by the OTLP GP Conflicts Committee constituted Special Approval (as defined in the OILT Existing

Partnership Agreement) of this Agreement and the OILT Merger Transactions, (B) recommended that the OTLP GP Board approve this Agreement, the execution, delivery and performance by OILT of this Agreement and the OILT Merger Transactions and submit this Agreement to the OILT Unitholders for approval at a meeting and (C) resolved to recommend that the holders of OILT Common Units approve this Agreement and the Merger. Based upon such recommendation and approval of the OTLP GP Conflicts Committee, the OTLP GP Board has (w) determined that this Agreement and the OILT Merger Transactions are fair and reasonable to and in the best interests of OILT and the holders of OILT Common Units, (x) approved this Agreement, the execution, delivery and performance by OILT of this Agreement and the OILT Merger Transactions, (y) directed that this Agreement be submitted to the OILT Unitholders for approval at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “OILT Meeting”) and (z) recommended that the holders of OILT Common Units approve this Agreement and the Merger.

(e) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(f) and Article VII are duly obtained and assuming the consents, waivers and approvals specified in Section 6.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such party do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerators that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such party, (ii) constitute a breach or violation of, or a default under, in the case of OILT, the OILT Existing Partnership Agreement, the OILT Certificate of Limited Partnership, the OTLP GP Existing LLC Agreement or the OTLP GP Certificate of Formation, and in the case of Partners, the Partners Partnership Agreement, the Partners Certificate of Limited Partnership, the Partners GP LLC Agreement or the Partners GP Certificate of Formation, (iii) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any material Lien on any of its assets or its Subsidiaries’ assets, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

(f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by such party of this Agreement and (ii) the consummation by such party of the transactions contemplated by this Agreement, except for (A) the filing with the SEC of a proxy statement relating to the matters to be submitted to the OILT Unitholders at the OILT Meeting and a registration statement on Form S-4 with respect to the issuance of the New Common Units in the Merger (such registration statement on Form S-4, and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in the Registration Statement, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and filings required in accordance with the Exchange Act and applicable state securities and “blue sky” laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, and (D) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such party.

(g) Financial Reports and SEC Documents. With respect to the OILT Parties, OILT’s, and with respect to the Partners Parties, Partners’, Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2013 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, “SEC Documents”), with the SEC as of their respective dates (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The historical financial statements of OILT and its consolidated Subsidiaries, with respect to the OILT Parties, and of Partners and its consolidated Subsidiaries, with respect to the Partners Parties, contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(h) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto), included in such party’s Annual Report on Form 10-K for the year ended December 31, 2013, or in the financial statements (or notes thereto) included in subsequent SEC Documents filed by such party prior to the date hereof, neither such party nor any of its consolidated Subsidiaries had at December 31, 2013 or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of such party included in the SEC Documents filed prior to the date hereof, or reflected in the notes thereto, or (B) were incurred since December 31, 2013 in the ordinary course of business and consistent with past practices or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on such party and its consolidated Subsidiaries taken as a whole or (B) that have been discharged or paid in full prior to the date hereof. Notwithstanding anything to the contrary herein, Partners makes no representation or warranty with respect to any liability or obligation of OILT or any of its Subsidiaries.

(i) Compliance with Law. Such party and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party. Since December 31, 2013, neither such party nor any of its Subsidiaries has received any written notice or, to such party’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party.

(j) Material Contracts.

(i) Except for this Agreement and the other agreements and contracts filed as exhibits to OILT’s and Partners’ respective SEC Documents, as of the date hereof, none of OILT, Partners or their respective Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All contracts of the type referred to in the previous sentence are referred to herein as “OILT Material Contracts” or “Partners Material Contracts,” as applicable.

(ii) (A) In the case of OILT, (1) each OILT Material Contract is valid and binding and in full force and effect, (2) OILT and each of its Subsidiaries has performed all obligations required to be performed by it to date under each OILT Material Contract, (3) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of OILT or any of its Subsidiaries under any such OILT Material Contract and (4) to the Knowledge of OILT, no other party to such OILT Material Contract is in default in any respect thereunder; and (B) in the case of Partners, (1) each Partners Material Contract is valid and binding and in full force and effect, (2) Partners and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Partners Material Contract, (3) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Partners or any of its Subsidiaries under any such Partners Material Contract and (4) to the Knowledge of Partners, no other party to such Partners Material Contract is in default in any respect thereunder.

(k) No Brokers. No action has been taken by such party that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of OILT, fees to be paid to Jefferies LLC, and, in the case of Partners, fees to be paid to Citigroup Global Markets Inc., in each case pursuant to letter agreements, the existence of which have been heretofore disclosed to the other party and which fees have been disclosed to the other party.

(l) Tax Matters.

(i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to such party or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(ii) all Tax Returns filed by such party are complete and accurate in all material respects;

(iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by such party or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have been established, in accordance with generally accepted accounting principles, for the payment of such Taxes;

(iv) no material (a) audit or examination or (b) refund litigation with respect to any Tax Return of such party is pending. As of the date hereof, neither such party nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) except for the Tax Assignment Agreement and the Tax Sharing Agreement, is a party to any Tax sharing or Tax indemnity agreement;

(v) such party and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(vi) such party is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation; and

(vii) no written claim has been made by any Tax authority in a jurisdiction where such party or any of its Subsidiaries does not currently file a Tax Return that such party or any of its Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by such party or any of its Subsidiaries.

(m) Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) such party and each of its Subsidiaries, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to such party and each of its Subsidiaries, their assets or their operations relating thereto that give rise to an obligation by such party and each of its Subsidiaries to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) such party and each of its Subsidiaries, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of such party and each of its Subsidiaries, threatened Proceeding under any Environmental Law; (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by such party and each of its Subsidiaries, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by such party and each of its Subsidiaries at the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by such party and each of its Subsidiaries, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations that is reasonably likely to result in liability under Environmental Laws.

(n) Regulatory Matters.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, such party and each of its Subsidiaries has, during the three years preceding the date hereof, made all required filings with all federal and state agencies, commissions and departments with regulatory oversight over such parties, Subsidiaries and their facilities, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

(ii) Such party and each of its Subsidiaries has all Permits required to conduct its business as currently conducted and operated, except for such Permits the failure to have or obtain would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. Each such Permit is in full force and effect and the relevant party or Subsidiary is in compliance with all its obligations with respect thereto, except for such failure to be in full force and effect or non-compliance as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. There are no proceedings pending or threatened that would reasonably be expected to result in the revocation or termination of any Permit, except where such proceeding would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(o) Employee Benefits Matters. Neither OILT nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Compensation and Benefit Plan, nor could any of the foregoing Persons have any liability, obligation or responsibility with respect to any Compensation and Benefit Plan.

(p) Title to Properties; Rights of Way.

(i) Such party and its Subsidiaries have good and indefeasible title to all real and personal property that are material to the business of such party and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except such as (A) do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the such party, and (B) could not reasonably be expected to have a Material Adverse Effect on such party and its Subsidiaries, taken as a whole.

(ii) Such party and its Subsidiaries have such consents, easements, rights-of-way or licenses from any person (“Rights-of-Way”) as are necessary to conduct its business in the manner described in the party’s SEC Documents, except for such Rights-of-Way the failure of which to have obtained would not have, individually or in the aggregate, a Material Adverse Effect on such party and its Subsidiaries taken as a whole;

such party and its Subsidiaries have fulfilled and performed all of their material obligations with respect to such Rights-of-Way and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that will not have a Material Adverse Effect on such party and its Subsidiaries taken as a whole; and none of such Rights-of-Way contains any restriction that is materially burdensome to the such party and its Subsidiaries, taken as a whole.

(q) Operations of MergerCo. In the case of Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

(r) OILT Fairness Opinion. Jefferies LLC has delivered to the OTLP GP Conflicts Committee its written opinion to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair, from a financial point of view, to the OILT Unaffiliated Unitholders.

(s) No Material Adverse Effect. In the case of Partners, since December 31, 2013, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Partners. In the case of OILT, since December 31, 2013, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on OILT.

ARTICLE VI

COVENANTS

Each of the OILT Parties hereby covenants to and agrees with the Partners Parties, and each of the Partners Parties hereby covenants to and agrees with the OILT Parties, that:

Section 6.1 Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including obtaining (and cooperating with the Other Parties to obtain) any third-party approval that is required to be obtained by Partners or OILT or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the Other Parties hereto to that end, and shall furnish to the Other Parties copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the transactions contemplated hereby.

Section 6.2 OILT Unitholder Meeting.

(a) Subject to the terms and conditions of this Agreement, and except as permitted by Section 6.2(b), OILT shall take, in accordance with applicable Law, applicable stock exchange rules and the OILT Existing Partnership Agreement, all action necessary to call, hold and convene the OILT Meeting to consider and vote upon the approval of this Agreement and the Merger, and any other matters required to be approved by OILT Unitholders for consummation of the OILT Merger Transactions, promptly after the date hereof. Subject to Section 6.2(b) and Section 6.6, the OTLP GP Conflicts Committee and the OTLP GP Board shall recommend approval of this Agreement and the Merger to the holders of OILT Common Units (the “OILT Recommendation”), and, subject to Section 6.6, OILT shall take all reasonable lawful action to solicit such approval by the holders of OILT Common Units.

(b) Notwithstanding anything to the contrary in this Agreement, if there occurs an OILT Change in Recommendation in accordance with this Agreement, OILT shall not be required to call, hold or convene the OILT Meeting.

(c) OILT shall not, without the prior written consent of Partners (which consent shall not be unreasonably withheld, delayed or conditioned), adjourn or postpone the OILT Meeting; provided that OILT may, without the prior written consent of Partners but after consultation with Partners, adjourn or postpone the OILT Meeting (i) if, as of the time for which the meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are an insufficient number of OILT Common Units represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the OILT Meeting, (ii) if the failure to adjourn or postpone the meeting is determined by the OTLP GP Conflicts Committee to be reasonably likely to result in a violation of Law for the distribution of any required supplement or amendment to the Proxy Statement/Prospectus, or (iii) for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain OILT Unitholder Approval. Once OILT has established a record date for the OILT Meeting, OILT shall not change such record date or establish a different record date for the meeting without the prior written consent of Partners (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of Partners, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by OILT Unitholders in connection with the approval of this Agreement and the transactions contemplated hereby) that OILT shall propose to be acted on by the OILT Unitholders at the OILT Meeting.

Section 6.3 Registration Statement.

(a) Each of Partners and OILT agrees to cooperate in the preparation of the Registration Statement (including the Proxy Statement/ Prospectus constituting a part thereof and all related documents) to be filed by Partners with the SEC in connection with the issuance of the New Common Units in the Merger as contemplated by this Agreement. Provided OILT has cooperated as required above, Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of OILT and Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Partners and OILT agrees to furnish to the other party all information concerning Partners, Partners GP and their respective Subsidiaries or OILT, OTLP GP and their respective Subsidiaries, as applicable, and the officers, directors and unitholders of Partners and OILT and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement will be made by Partners, and no filing of the Proxy Statement/Prospectus will made by Partners or OILT, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of OILT and Partners agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of OILT Common Units and at the time of the OILT Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of OILT and Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) Partners will advise OILT, promptly after Partners receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of the New Common Units for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) OILT will use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the OILT Unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4 Press Releases. Prior to an OILT Change in Recommendation, if any, each of OILT and Partners will not, without the prior approval of the OTLP GP Conflicts Committee in the case of Partners and the Partners GP Board in the case of OILT, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the Other Parties and their Representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its Representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Partners or OILT or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the Other Parties may reasonably request. Neither OILT nor Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege (or other applicable privilege or immunity) of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the immediately preceding sentence apply.

(b) Partners and OILT, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.6 No Solicitation; Acquisition Proposals; Change in Recommendation.

(a) Neither OTLP GP nor OILT shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Sections 6.6(b) and (c), nothing contained in this Agreement shall prohibit OILT or any of its Representatives from furnishing or making available any information or data pertaining to OILT, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a material, knowing and intentional breach of this Section 6.6 (a “Receiving Party”), if (i) the OTLP GP Conflicts Committee after consultation with its outside legal counsel and financial advisors, determines in its good faith judgment (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its duties under the OILT Existing Partnership Agreement and applicable Law and (ii) prior to furnishing or making available any such non-public information to such Receiving Party (including any information pertaining to OILT Subsidiaries in which Partners has an equity interest or transactions to which Partners is a party), OILT receives from such Receiving Party an executed Confidentiality Agreement.

(b) Except as otherwise provided in this Section 6.6(b), neither the OTLP GP Conflicts Committee nor the OTLP GP Board shall: (i) (A) withdraw, modify or qualify in any manner adverse to Partners the OILT Recommendation or (B) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as an “OILT Change in Recommendation”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow OILT or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the OILT Unitholder Approval, the OTLP GP Conflicts Committee may make an OILT Change in Recommendation if it has concluded in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that failure to make an OILT Change in Recommendation would be inconsistent with its duties under the OILT Existing Partnership Agreement and applicable Law; provided, however, that (1) the OTLP GP Conflicts Committee shall not be entitled to exercise its right to make an OILT Change in Recommendation pursuant to this sentence unless OILT and OTLP GP have: (v) complied in all material respects with this Section 6.6, (w) provided to Partners and the Partners Audit Committee three (3) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Partners that the OTLP GP Conflicts Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the material terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal (it being understood and agreed that any material amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional three (3) Business Day period), (x) if applicable, provided to Partners all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided), (y) OILT has negotiated, and has caused its Representatives to negotiate, in good faith with Partners during such notice period, to the extent Partners wishes to negotiate, to enable Partners to propose revisions to the terms of this Agreement such that it would permit the OTLP GP Conflicts Committee not to make an OILT Change in Recommendation pursuant to this Section 6.6(b) and (z) upon the end of such notice period, the OTLP GP Conflicts Committee shall have considered in good faith any revisions to the terms of this Agreement proposed by Partners, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the OTLP GP Conflicts Committee’s duties under the OILT Existing Partnership Agreement and applicable Law continue to require an OILT Change in Recommendation and (2) the OTLP GP Conflicts Committee shall not be entitled to make an OILT Change in Recommendation in response to an Acquisition Proposal unless such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding any provision in this Agreement to the contrary, Partners and Partners GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from OILT pursuant to this Section 6.6, subject to the exceptions contained in the Confidentiality Agreement. OILT agrees that it and its Affiliates will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits OILT from providing any information to Partners in accordance with this Section 6.6. In the event that OILT is otherwise entitled to provide information to a Receiving Party under Section 6.6(a), OILT shall promptly provide or make available to Partners any non-public information concerning OILT or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 that was not previously provided or made available to Partners. Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 6.6(b), without the prior written consent of Partners, no Acquisition Proposal shall constitute a Superior Proposal if such Acquisition Proposal is conditioned on completion of a Partners Acquisition Proposal.

(c) In addition to the obligations of OILT set forth in this Section 6.6, OILT shall as promptly as practicable (and in any event within the periods set forth later in this sentence) advise Partners orally, within 24 hours after receipt, and in writing, within 48 hours after receipt, of any Acquisition Proposal or any matter giving rise to a OILT Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a OILT Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. OILT shall keep Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to an OILT Change in Recommendation.

(d) Nothing contained in this Agreement shall prevent OILT or the OTLP GP Conflicts Committee from taking and disclosing to the holders of OILT Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners of OILT) or from making any legally required disclosure to holders of OILT Common Units. Any “stop-look-and-listen” communication by OILT or the OTLP GP Board to the limited partners of OILT pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of OILT) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Partners of, all or a portion of the OILT Recommendation.

Section 6.7 Takeover Laws. Neither OILT nor Partners shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.8 No Rights Triggered. Each of OILT and Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of OILT, under the OILT Existing Partnership Agreement, and, in the case of Partners, under the Partners Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.9 New Common Units Listed. Partners shall use its commercially reasonable best efforts to list the New Common Units prior to the Closing on the NYSE, subject to official notice of issuance of the New Common Units.

Section 6.10 Third-Party Approvals.

(a) Partners and OILT and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of Partners and OILT shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of Partners and OILT agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of such other party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) In addition to and without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the OILT Existing Partnership Agreement, the OTLP GP Existing LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of OILT’s Subsidiaries, from and after the Effective Time, Partners GP, Partners, OTLP GP and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of OTLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim or Action and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the

Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Partners GP, Partners, OTLP GP and the Surviving Entity pursuant to this Section 6.11(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of OTLP GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.11(a): (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of OTLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim or Action for which indemnification is authorized pursuant to this Section 6.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” shall include, but not be limited to, (1) to the fullest extent permitted by any provision of Delaware Law that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of Delaware Law and (2) to the fullest extent authorized or permitted by any amendments to or replacements of Delaware Law adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of Delaware Law that adversely affects any right of any Indemnified Party shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Partners, Partners GP, OTLP GP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, the Partners Parties agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the OILT Existing Partnership Agreement or the OTLP GP Existing LLC Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of OILT’s Subsidiaries) and indemnification agreements of OILT or OTLP GP or any of their respective Subsidiaries shall be assumed by the Surviving Entity, OTLP GP and Partners in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, the OILT Existing Partnership Agreement, as it may be amended, restated or supplemented from time to time, shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the OILT Existing Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) For a period of six years from the Effective Time, Partners shall, or shall cause EPCO to, maintain in effect the current directors’ and officers’ liability insurance policies with aggregate coverage limits no less than under the policies in existence on the date hereof and covering the Indemnified Parties maintained by EPCO (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but neither Partners nor EPCO will be required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and shall purchase as much coverage as is reasonably practicable for that amount if the coverage described in this Section 6.11(d) would cost in excess of that amount.

(e) If Partners GP, Partners, OTLP GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners GP, Partners, OTLP GP or the Surviving Entity assume the obligations set forth in this Section 6.11.

(f) Partners GP, Partners and OTLP GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.11.

(g) This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners GP, Partners, OTLP GP, the Surviving Entity and their respective successors and assigns.

Section 6.12 Notification of Certain Matters. Each of OILT and Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its condition (financial or otherwise) or business or (ii) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 6.13 Rule 16b-3. Prior to the Effective Time, (i) OILT shall take such steps as may be reasonably requested by any party hereto to cause dispositions of OILT equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of OILT to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters and (ii) Partners shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Partners equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Partners to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.14 OTLP GP Board Membership. The members of the OTLP GP Board immediately prior to the Effective Time shall continue to serve as members of the OTLP GP Board following the Effective Time unless otherwise determined or removed effective at or after such time by the sole member of OTLP GP in accordance with the OTLP GP Existing LLC Agreement.

Section 6.15 Distributions. Each of OTLP GP and Partners GP shall consult with the Other Party regarding the declaration and payment of distributions in respect of the OILT Common Units and the Partners Common Units and the record and payment dates relating thereto, so that no OILT Unitholder shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable OILT Common Units or any Partners Common Units any such OILT Unitholder receives in exchange therefor pursuant to the Merger.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following, any one or more of which may be waived by the appropriate party in writing:

Section 7.1 Unitholder Vote. This Agreement and the Merger shall have been approved by OILT Unitholder Approval.

Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Partners or OILT; provided, however, that prior to invoking this condition, the invoking party shall have complied in all material respects with its obligations under Section 6.10.

Section 7.3 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Partners or OILT with respect thereto;  provided, however, that prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.

Section 7.4 Representations, Warranties and Covenants of the Partners Parties. In the case of OILT’s obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of the Partners Parties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.

(b) each and all of the agreements and covenants of the Partners Parties to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) OILT shall have received a certificate signed by the Chief Executive Officer of Partners GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5 Representations, Warranties and Covenants of the OILT Parties. In the case of Partners’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of the OILT Parties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.

(b) each and all of the agreements and covenants of the OILT Parties to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Partners shall have received a certificate signed by the Chief Executive Officer of OTLP GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7 Opinion of Andrews Kurth LLP. In the case of Partners’ obligation to consummate the Merger, Partners shall have received an opinion from Andrews Kurth LLP, counsel to Partners (and Partners shall have provided a copy of such opinion to the OTLP GP Conflicts Committee), to the effect that:

(a) at least 90% of the combined gross income of each of OILT and Partners for all of calendar year 2013 and all calendar quarters of 2014 ending before the Closing Date for which the necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code; and

(b) no gain or loss should be recognized for U.S. federal income tax purposes by existing Partners Unaffiliated Unitholders as a result of the Merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

In rendering such opinions, Andrews Kurth LLP may require and rely upon customary representations and covenants regarding certain factual matters including those contained in certificates of officers of Partners GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Andrews Kurth LLP.

Section 7.8 Opinion of Vinson & Elkins L.L.P. In the case of OILT’s obligation to consummate the Merger, OILT shall have received an opinion from Vinson & Elkins L.L.P., counsel to OILT, to the effect that no gain or loss should be recognized for U.S. federal income tax purposes by the holders of OILT Public Common Units to the extent Partners Common Units are received in exchange for OILT Public Common Units as a result of the Merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) a sale of the New Common Units pursuant to Section 3.3(e)).

In rendering such opinion, Vinson & Elkins L.L.P. may require and rely upon customary representations and covenants regarding certain factual matters including those contained in certificates of officers of OTLP GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Vinson & Elkins L.L.P.

Section 7.9 NYSE Listing. The New Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.10 No Material Adverse Effect. In the case of OILT’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Partners between the date of this Agreement and the Closing Date. In the case of Partners’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to OILT between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after OILT Unitholder Approval:

(a) By the mutual consent of Partners and OILT in a written instrument.

(b) By either Partners or OILT upon written notice to the other party, if:

(i) the Merger has not been consummated on or before March 31, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such Termination Date;

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in material breach of Section 6.1);

(iii) OILT (A) determines not to, or otherwise fails to, hold the OILT Meeting in accordance with Section 6.2 or (B) does not obtain the OILT Unitholder Approval at the OILT Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a terminating party where the failure to obtain the OILT Unitholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties (treating Partners and Partners GP as one party for the purposes of this Section 8.1 and treating OILT and OTLP GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Partners or Partners GP) or Section 7.5 (in the case of a breach of representation or warranty by OILT or OTLP GP); or

(v) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of covenants or agreements by Partners or Partners GP) or Section 7.5 (in the case of a breach of covenants or agreements by OILT or OTLP GP).

(c) By either Partners or the OTLP GP Conflicts Committee on behalf of OILT, upon written notice to the other parties, in the event that an OILT Change in Recommendation has occurred.

(d) By the OTLP GP Conflicts Committee on behalf of OILT in order for OILT to accept a Superior Proposal and enter into an agreement with respect to such Superior Proposal.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Section 6.5(b) and Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to fraud or the willful and material breach of a covenant or agreement contained herein. In the case of fraud or willful and material breach of a covenant or agreement contained herein, then the parties hereto shall be entitled to all remedies available at law or in equity. For purposes of this Agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement that the breaching party had Knowledge would or would reasonably be expected to breach its obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Costs and Expenses.

(a) Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, that the Expenses relating to the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the OILT Unitholder Approval shall be paid 50% by Partners and 50% by OILT.

(b) This Section 9.1 shall survive any termination of this Agreement.

Section 9.2 Waiver; Amendment; OILT Approvals and Consents.

(a) Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement, except Section 7.1, may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, whether before or after the OILT Unitholder Approval, by an agreement in writing between the parties hereto; provided, that after the OILT Unitholder Approval, no amendment shall be made to the nature or amount of the Merger Consideration or that results in a material adverse effect on the OILT Unaffiliated Unitholders without OILT Unitholder Approval (OTLP GP being hereby authorized to approve any other amendment on behalf of OILT without any other approval of the OILT Unitholders); and provided, further, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (i) and (ii) are approved by the Partners Audit Committee in the case of Partners, and by the OTLP GP Board and the OTLP GP Conflicts Committee in the case of OILT.

(b) Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of OILT or OILT GP is required pursuant to or otherwise in connection with this Agreement, such determination, decision, approval or consent shall require the determination, decision, approval or consent of each of the OTLP GP Board and the OTLP GP Conflicts Committee, and shall not require any approval of the OILT Unitholders.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without regard to the conflict of law principles thereof.

Section 9.5 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Partners, to:

Enterprise Products Partners L.P.

1100 Louisiana, 10th Floor

Houston, TX 77002

Attention: Chief Executive Officer

Fax: (713) 803-2662

With copies to (which shall not constitute notice):

Andrews Kurth LLP

Attn: David C. Buck, Esq.

600 Travis, Suite 4200

Houston, Texas 77002

Fax: (713) 238-7126

If to OILT, to:

Oiltanking Partners L.P.

333 Clay Street, Suite 2400

Houston, TX 77002

Email: gregking@gckventures.com

Attn: Greg King, Chairman of the Conflicts Committee

With copies to (which shall not constitute notice):

Latham & Watkins LLP

Attn: William N. Finnegan IV

          Ryan J. Maierson

811 Main Street, Suite 3700

Houston, TX 77002

Fax: (713) 546-5401

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the documents, schedules and exhibits referred to or listed herein or attached hereto), the Support Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Effective upon the Effective Time, the OILT Unitholders holding OILT Public Common Units are intended third party beneficiaries solely with respect to their right to receive the items set forth in clauses (a) through (c) of Section 3.2 after the Closing (a claim by such OILT Unitholder with respect to which may not be made unless and until the Closing shall have occurred). Except as set forth in the immediately preceding sentence and except as contemplated by Section 6.11 and Section 9.14, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10 Jurisdiction. The parties hereto agree that to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Article III, 6.11 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), Section 8.2 and Article IX shall survive such termination.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, or make any claims for breach of this Agreement against, any Non-Recourse Party other than in connection with fraud.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products Holdings LLC,
its general partner

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	Chief Executive Officer

ENTERPRISE PRODUCTS HOLDINGS LLC

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	Chief Executive Officer

EPOT MERGERCO LLC

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

OILTANKING PARTNERS L.P.

By: OTLP GP, LLC, its general partner

By:	/s/ Laurie H. Argo
	Name:	Laurie H. Argo
	Title:	President and Chief Executive Officer

OTLP GP, LLC

By:	/s/ Laurie H. Argo
Name:	Laurie H. Argo
Title:	President and Chief Executive Officer

Signature Page to Merger Agreement